Exhibit 99.1

BGC Partners Reports Third Quarter 2008 Financial Results

Pre-Tax Distributable Earnings up 59.2% Year-On-Year

Post-Tax Distributable Earnings up 50.8%

GAAP Income before Minority Interest and Taxes up 22.9%

GAAP Net Income for Fully Diluted Shares up 57.1%

NEW YORK, NY – November 5, 2008 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global inter-dealer broker of financial instruments, today reported its financial results for the third quarter ended September 30, 20081.

BGC Partners Third Quarter Financial Summary

•	Pre-tax distributable earnings[2] increased by 59.2 percent to $33.6 million in the third quarter of 2008, compared with $21.1 million in the third quarter of 2007;

•	Pre-tax distributable earnings per fully diluted share were up by 54.5 percent to $0.17 in the third quarter of 2008, compared with $0.11 in the third quarter of 2007;

•	Post-tax distributable earnings increased by 50.8 percent in the third quarter of 2008 to $25.3 million, compared with $16.8 million in the third quarter of 2007;

•	Post-tax distributable earnings per fully diluted share were up by 44.4 percent in the third quarter of 2008 to $0.13, compared with $0.09 in the third quarter of 2007;

•

The third quarter 2008 pre-tax distributable earnings margin expanded to 11.1 percent of revenues as calculated for distributable earnings, while the post-tax distributable earnings margin increased to 8.4 percent, both of which were significant improvements when compared with 7.0 percent and 5.6 percent, respectively, in the prior-year quarter;

•

Income before minority interest and taxes calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), increased by 22.9 percent in the third quarter of 2008 to $18.1 million, compared with $14.7 million in the year-earlier period;

•	GAAP net income for fully diluted shares increased by 57.1 percent in the third quarter of 2008 to $16.4 million, compared with $10.5 million in the year-earlier period;

•	GAAP earnings per fully diluted share increased by 33.3 percent to $0.08 compared with $0.06 in the year earlier quarter;

•

GAAP revenues increased slightly in the third quarter of 2008 to $300.9 million compared to $299.4 million in the third quarter of 2007 while revenues used for calculating distributable earnings increased slightly year over year to $302.8 million in the third quarter of 2008 compared to $299.4 million in the third quarter of 2007;

•	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.10 per share payable on December 1, 2008 to Class A and Class B common stockholders of record as of November 17, 2008.

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.
[2]	See the section of this release entitled “Distributable Earnings” for a definition of this term.

“Revenues for the month of September 2008 were up significantly year-over-year, driven by strong performance across Credit, Foreign Exchange, and Other Asset Classes. August was down as we had previously expected and guided. For the overall quarter, we generated strong double-digit distributable earnings growth due primarily to improved operating efficiencies and our world-class technology platform,” said Howard W. Lutnick, Chairman and Co-Chief Executive Officer of BGC Partners, Inc. “Based on our results for October, we anticipate another dramatic improvement in distributable earnings in the fourth quarter as compared to the previous year’s fourth quarter.”

“We are particularly pleased about the increase in fully electronic revenues from new products, which reflects the value our technology adds to our clients’ trading,” said Shaun D. Lynn, President of BGC Partners, Inc. “Third quarter 2008 fully electronic revenues from credit default swaps and foreign exchange options using BGC Trader were more than four times greater than that for the entire first half of 2008, and for the first time these products represent over ten percent of fully electronic revenues.”

Third Quarter Revenues

For the third quarter of 2008, BGC Partners’ GAAP revenues were $300.9 million versus $299.4 million in the third quarter of 2007. Revenues upon which distributable earnings are based were $302.8 million, compared with the prior year quarter’s $299.4 million. GAAP revenues include ($1.9) million in equity pick-up related to Aqua and ELX.

Brokerage revenues for both GAAP and distributable earnings were $274.3 million, compared with $274.6 million in the prior year quarter. Year-over-year gains in brokerage revenues from Credit, Other Asset Classes, and Foreign Exchange as well as higher fees from related parties (primarily ELX) were offset mainly by a year over year decrease in Rates brokerage revenue.

For the third quarter of 2008, Credit revenues increased by 17.2 percent to $67.9 million, Foreign Exchange revenues increased by 6.4 percent to $38.4 million, and Other Asset Classes revenues increased by 42.0 percent to $25.8 million, all compared with the prior-year period. The increase in Credit was driven primarily by increased hedging of cash bonds by our clients and growth in electronic trading, while the increase in Other Asset Classes was driven mainly by strong organic growth in equity derivatives and the acquisition of the Company’s energy broker Radix. Rates revenues decreased by 12.4 percent to $142.2 million compared with the year-earlier period, reflecting lower industry-wide volumes in July and August, partially offset by higher September volumes.

In the third quarter of 2008, Rates represented 46.9 percent of total distributable earnings revenues, Credit 22.4 percent, Foreign Exchange 12.7 percent, and Other Asset Classes 8.5 percent.

Third quarter 2008 revenues related to fully electronic trading 3 increased by 6.4 percent compared to the prior year period, and represented 7.9 percent of total Company revenues for distributable earnings in the third quarter of 2008 versus 7.5 percent in the prior year period. This was driven by significant increases in revenues from the fully electronic trading of credit default swaps and foreign exchange options, partially offset by lower revenues related to fully electronic government bond trading.

Third Quarter Expense and Income

The Company’s compensation and employee benefits were 57.7 percent of revenues on a distributable earnings basis in the third quarter of 2008, compared with 56.3 percent in the third quarter of 2007. The difference between third quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was $3.1 million in non-dilutive, pre-merger equity-based compensation charges.

Other expenses totaled $94.6 million or 31.2 percent of revenues on a distributable earnings basis, versus $109.7 million or 36.6 percent in the prior-year period. The difference between other expenses in the third quarter of 2008 as calculated for GAAP and distributable earnings includes an expected $6.4 million non-cash, non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day. This amount was recorded as an expense offset by an expected contribution to additional paid-in capital for GAAP purposes and therefore had no economic impact on the Company or its balance sheet. The difference also includes $4.0 million of allocations of net income to founding/working partner equity units and REUs.

The Company recorded GAAP income from continuing operations before minority interest and taxes of $18.1 million and GAAP net income for fully diluted shares of $16.4 million or $0.08 per fully diluted share in the third quarter of 2008. This compares to GAAP income from continuing operations before minority interest and taxes of $14.7 million and GAAP net income for fully diluted shares of $10.5 million or $0.06 per fully diluted share in the third quarter of 2007.

In the third quarter of 2008, BGC Partners’ pre-tax distributable earnings were $33.6 million or $0.17 per fully diluted share, compared with $21.1 million or $0.11 per fully diluted share in the third quarter of 2007. BGC Partners recorded post-tax distributable earnings of $25.3 million or $0.13 per fully diluted share in the third quarter of 2008 compared with $16.8 million or $0.09 per fully diluted share in the third quarter of 2007.

In the third quarter of 2008, the GAAP provision for income taxes was 26.3 percent of GAAP net income from continuing operations before minority interest and taxes compared with 26.4 percent in the prior year period. The effective tax rate for distributable earnings was 21.7 percent in the third quarter of 2008 versus 18.5 percent in the prior year quarter. The Company had a fully diluted weighted average share count of 196.6 million for the third quarter of 2008 including in-the-money options, compared with 184.3 million in the year earlier period.

As of September 30, 2008, BGC Partners had 1,262 voice/hybrid brokers, versus 1,247 as of June 30, 2008 and 1,200 as of September 30, 2007.

Cash Position

As of September 30, 2008, the Company’s cash position, which is defined as cash and cash equivalents and reverse repurchase agreements, was $361.5 million while long-term debt was $150.0 million.

[3]	This includes fees captured in both the “total brokerage revenues” and “fees from related party” line items related to fully electronic trading.

Fourth Quarter Outlook

The Company expects to generate revenues of between $260 million and $280 million in the fourth quarter of 2008, compared with $272.2 million in the prior year period. The Company expects fourth quarter 2008 pre-tax distributable earnings of approximately $22 million to $29 million, which represents a substantial increase compared with $4.3 million in the fourth quarter of 2007. The Company expects fourth quarter 2008 post-tax distributable earnings to be in the range of $17 million to $23 million versus ($2.4) million in the prior-year period.

The Company’s compensation and employee benefits are expected to remain between 55 and 60 percent of total revenues on a distributable earnings basis for the full year 2008.

The Company anticipates an effective tax rate for distributable earnings of approximately 22 percent in 2008 and approximately 27 percent for 2009 and thereafter.

The outlook for BGC Partners contained in this release does not include the potentially positive impact of any accretive acquisitions, any significant increase in brokerage headcount, or a material change in the percentage of revenues from or related to fully electronic trading, Software Solutions, and Market Data. The Company intends to pursue these developments, which could have a significant beneficial effect on its revenues and distributable earnings margins should they occur.

Quarterly Dividend and Stock Repurchase

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. Under this policy, the Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share payable on December 1, 2008 to Class A and Class B common stockholders of record as of November 17, 2008.

The Company expects to use the balance of its fourth quarter 2008 post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units before the end of the first quarter of 2009. Pursuant to this, BGC Partners’ Board of Directors had authorized the repurchase of up to $100 million of outstanding Class A common stock. During the three months ended September 30, 2008, under this plan, the Company repurchased 3,163,072 shares of its Class A common stock for an aggregate purchase price of approximately $15.3 million, as detailed in the following table:

Date of Repurchase	Number of Shares Repurchased	Average Price per Share Paid
September 9, 2008	1,097,600	$5.54
September 10, 2008	542,100	$5.45
September 15, 2008	261,881	$4.47
September 22, 2008	1,261,491	$4.00

TOTAL	3,163,072	$4.82

At September 30, 2008, the Company had approximately $43.0 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call on Thursday, November 6, at 8:45 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

DIAL IN:	888-679-8035
INTERNATIONAL DIAL IN:	617-213-4848
PARTICIPANT PASSCODE:	26256000
PRE REGISTRATION:	Yes (use the below url)
PARTICIPANT URL:	https://www.theconferencingservice.com/prereg/key.process?key=PQ48NAYWL

About BGC Partners, Inc.

BGC Partners, Inc. (NASDAQ: BGCP) is a leading, fast growing, and global inter-dealer broker, specializing in the brokering of financial instruments and related derivatives products. BGC Partners provides integrated voice, hybrid, and fully electronic execution and other brokerage services to the world’s largest and most creditworthy banks, broker-dealers, investment banks, trading firms, and investment firms for a broad range of global financial products, including fixed income securities, interest rate swaps, foreign exchange, equity derivatives, credit derivatives, futures, commodities, structured products, and other instruments.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 16 offices in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Nyon, Paris, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before minority interest and income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before minority interest and income taxes and exclude non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any;

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding partner units and to Cantor for its minority interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Employees who were holders of unvested restricted stock units (“RSUs”) in the third quarter of 2008 were granted pro-rata payments equivalent to the $0.13 per share common share dividend paid to common stockholders on September 30, 2008. These RSUs are and have always been included in fully diluted share count.

Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore are excluded from the calculation of distributable earnings for the third quarter of 2008.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. Distributable earnings is a metric that is not necessarily indicative of liquidity or cash to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Full Year 2008 Distributable Earnings

The Company’s first quarter and full year 2008 results for distributable earnings exclude $86.8 million in non-cash compensations charges, which consisted of:

•

Non-cash charges related to redemptions of partnerships units issued prior to the merger in order to settle outstanding loan obligations of certain executives and senior managers to Cantor and other institutions. The pre-merger issuance of this equity was dilutive to Cantor.

•

Non-cash charges related to additional pre-merger grants of founding partner interests to certain executives and senior managers and the activation of exchangeability of founding partner interests granted pre-merger to certain executives. The pre-merger issuance of this equity was dilutive to Cantor;

•	Non-cash charges related to compensation expense related to restricted equity units in BGC Holdings, L.P., and restricted stock units granted pre-merger.

Management does not anticipate providing an outlook for GAAP “income (loss) from continuing operations before minority interest and income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to pre- and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation Of GAAP Income To Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP net income (loss) for fully diluted shares and GAAP Income (loss) from continuing operations before minority interest and income taxes for the Company for the third quarter and first nine months of 2008 and 2007.

Discussion of Forward-Looking Statements

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

The actual results of BGC Partners, Inc. (“we,” “our”, or the “Company”) and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy for the Company include, but are not limited to, our relationship with Cantor and its affiliates and any related conflicts of interests, competition for and retention of brokers and other managers and key employees; support for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products, and that of our competitors, the effect of industry concentration and reorganization, reduction of customers, and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events; and market conditions, including trading volume and volatility and further deterioration of the capital debt markets, as well as economic or geopolitical conditions or uncertainties. Results may also be affected by the extensive regulation of our businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters, as well as factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk as well as counterparty failure. Factors may also include the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs, and certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing and risks of the resulting leverage, as well as interest and currency rate fluctuations. Our ability to meet expectations with respect to payment of dividends, if any, will depend from period to period on our business and financial condition, our available cash, accounting or other charges and other factors relating to our business and financial condition and needs at the time.

Discrepancies may also result from such factors as the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services, to secure and maintain market share, to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities, and joint ventures, and the integration of any completed transactions, to hire new personnel, to expand the use of technology and to effectively manage any growth that may be achieved. Results are also subject to risks relating to the separation of the BGC businesses and merger and the relationship between the various entities, financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls, our ability to prepare historical and pro forma financial statements and reports in a timely manner, the effectiveness of risk management policies and procedures, and other factors, including those that are discussed under “Risk Factors” in eSpeed Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008; in eSpeed’s definitive proxy statement, which was filed with the SEC on February 11, 2008; in BGC Partners’ final prospectus, which was filed with the SEC on June 6, 2008, and as amended from time to time in our quarterly reports on Form 10-Q or our Annual Report on Form 10-K.

We believe that all forward-looking statements, as well as those risks discussed under “Risk Factors” in our most recent SEC flings are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update these statements in light of subsequent events or developments.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$152,134	$277,299
Cash segregated under regulatory requirements	378	2,683
Reverse repurchase agreements	6,508	7,560
Reverse repurchase agreements with related parties	202,865	140,689
Loan receivable from related parties	980	65,000
Securities owned, at fair value	19,577	34,088
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	582,179	221,079
Accrued commissions receivable	156,575	140,887
Forgivable and other loans receivable from employees and partners	78,843	63,304
Fixed assets, net	140,382	137,815
Investments	28,651	12,264
Goodwill	67,826	62,826
Other intangible assets, net	14,101	15,676
Receivable from related parties	38,875	131,811
Other assets	62,769	64,648

Total assets	$1,552,643	$1,377,629

Liabilities and Stockholders’ and Members’ Equity
Accrued compensation	$104,366	$85,470
Securities sold not yet purchased	2,301
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	588,333	270,465
Payable to related parties	39,384	139,500
Accounts payable and accrued liabilities	193,381	206,847
Deferred revenue	13,657	6,852
Long-term debt to related parties	—	196,818
Long-term debt	150,000	—

Total liabilities	1,091,422	905,952
Commitments, contingencies and guarantees	—	—
Redeemable partnership interest	109,070
Minority interest	166,457	2,352
Stockholders’ and members’ equity
Members’ equity		235,454
Class A common stock, par value $0.01 per share 500,000 shares authorized; 58,751 and 36,796 shares issued at September 30, 2008 and December 31, 2007, respectively, and 48,910 and 30,294 shares outstanding at September 30, 2008 and December 31, 2007, res	576	368
Class B common stock, par value $0.01 per share 100,000 shares authorized; 31,848 and 20,498 shares outstanding at September 30, 2008 and December 31, 2007, respectively, convertible into Class A common stock	318	205
Additional paid-in capital	268,015	313,238
Treasury stock, at cost: 9,841 and 6,502 shares of Class A common stock at September 30, 2008 and December 31, 2007, respectively	(79,200)	(62,597)
Retained deficit	(1,045)	(17,282)
Accumulated other comprehensive loss	(2,970)	(61)

Total stockholders’ and members’ equity	185,694	469,325
Total liabilities, redeemable partnership interest, minority interest and stockholders’ and members’ equity	$1,552,643	$1,377,629

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except for per share data)
Revenues:
Commissions	$225,482	$204,233	$692,054	$585,048
Principal transactions	48,832	70,406	166,790	181,679
Fees from related parties	19,409	13,851	58,921	32,642
Market data	4,842	4,508	15,487	14,240
Software solutions	2,109	2,715	5,646	9,057
Interest income	1,019	4,873	8,803	19,885
Other (losses) revenues	(825)	(1,208)	(4,251)	2,859

Total revenues	300,868	299,378	943,450	845,410
Expenses:
Compensation and employee benefits	177,739	168,592	629,205	486,912
Allocation of net income to founding/working partners units	3,716	—	10,849	—
Allocation of net income to REUs	299	—	551	—

Total compensation and employee benefits	181,754	168,592	640,605	486,912
Occupancy and equipment	25,686	28,957	85,183	87,987
Fees to related parties	2,883	10,145	12,563	21,108
Professional and consulting fees	15,460	17,558	42,809	41,412
Communicatons	17,459	14,295	51,220	42,363
Selling and promotion	16,262	13,737	46,567	40,536
Commissions and floor brokerage	3,418	2,354	13,316	10,320
Interest expense	2,217	7,213	13,508	25,961
Other expenses	17,603	21,784	27,229	41,692

Total expenses	282,742	284,635	933,000	798,291

Income (loss) from continuing operations before minority interest and income taxes	18,126	14,743	10,450	47,119
Minority interest	6,511	375	18,591	1,424
Provision (benefit) for income taxes	4,762	3,899	21,555	3,534

Net income (loss) available to common stockholders	$6,853	$10,469	$(29,696)	$42,161

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$6,853	$10,469	$(29,696)	$42,161

Basic earnings (loss) per share	$0.08	$0.06	$(0.26)	$0.23

Basic weighted average shares of common stock outstanding	82,432	184,315	114,198	184,295

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$16,446	$10,469	$(29,696)	$42,161

Fully diluted earnings (loss) per share	$0.08	$0.06	$(0.26)	$0.23

Fully diluted weighted average shares of common stock outstanding	196,574	184,315	114,198	185,451

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

2007 and 2008 Comparisons

(in thousands, except per share data)	2008					2007 (a)
	Q1	(a)	Q2	Q3	Nine Months Ended September 30	Q1	Q2	Q3	Nine Months Ended September 30
Revenues:
Brokerage revenues:
Rates	$152,450		$143,100	$142,162	$437,712	$139,511	$140,611	$162,375	$442,497
Credit	87,193		69,114	67,923	224,230	51,862	55,857	57,963	165,682
Foreign exchange	37,466		34,048	38,434	109,948	33,047	32,215	36,132	101,394
Other asset classes	28,818		32,341	25,795	86,954	18,694	20,291	18,169	57,154

Total brokerage revenues	305,927		278,603	274,314	858,844	243,114	248,974	274,639	766,727
Market data and software solutions	7,627		6,555	6,951	21,133	7,937	8,137	7,223	23,297
Fees from related parties, interest and other revenues	22,985	(c)	21,590	21,513	66,088	22,025	15,845	17,516	55,386

Total revenues	336,539		306,748	302,778	946,065	273,076	272,956	299,378	845,410

Expenses:
Compensation and employee benefits (b)	187,776		175,450	174,617	537,843	158,707	159,613	168,591	486,911
Other expenses	97,965	(c)	89,033	94,601	281,599	90,524	96,217	109,712	296,453

Total expenses	285,741		264,483	269,218	819,442	249,231	255,830	278,303	783,364

Pre-tax Distributable Earnings	50,798		42,265	33,560	126,623	23,845	17,126	21,075	62,046
Minority interest(d)	654		726	933	2,313	155	894	375	1,424
Provision for income taxes	10,703		9,327	7,284	27,314	2,332	(2,697)	3,898	3,533

Post-tax distributable earnings	$39,441		$32,212	$25,343	$96,996	$21,358	$18,929	$16,802	$57,089

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.27		$0.22	$0.17	$0.67	$0.13	$0.09	$0.11	$0.33

Fully diluted post-tax distributable earnings per share	$0.21		$0.17	$0.13	$0.51	$0.12	$0.10	$0.09	$0.31

Fully diluted weighted average shares of common stock outstanding for distributable earnings	184,967		190,121	196,574	188,967	185,301	185,353	184,315	185,451
Total Revenues, per GAAP financials	337,110	(c)	305,472	300,868	943,450	273,076	272,956	299,378	845,410
Compensation expense as a percent of revenues for distributable earnings	55.8%		57.2%	57.7%	56.9%	58.1%	58.5%	56.3%	57.6%
Pre-tax distributable earnings margins	15.1%		13.8%	11.1%	13.4%	8.7%	6.3%	7.0%	7.3%
Post-tax distributable earnings margins	11.7%		10.5%	8.4%	10.3%	7.8%	6.9%	5.6%	6.8%

Notes and Assumptions

(a)—All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.

(b)—Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger and allocations of income to Founding/Working Partners.

(c)—Reflects reclass of Q1 equity pickup loss from Other Expenses to Fees from related parties, interest and other revenues.

(d)—Minority interest allocation associated with joint ownership of administrative services company.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2008				2007
	Q1	Q2	Q3	Nine Months Ended September 30	Q1	Q2	Q3	Nine Months Ended September 30
GAAP income (loss) from continuing operations before minority interest and income taxes	$(39,809)	$32,133	$18,126	$10,450	$21,528	$10,848	$14,743	$47,119
Allocation of net income to founding/working partners holding units	—	7,133	3,716	10,849	—	—	—	—
Allocation of net income to REUs	—	252	299	551	—	—	—	—
Pro forma adjustments for recapitalization (a)	2,042	—	—	2,042	2,317	2,268	6,334	10,919

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	(37,767)	39,518	22,141	23,892	23,845	13,116	21,077	58,038
Pre-tax adjustments:

Compensation expenses related to redemption of partnership units issued prior to the merger; additional pre-merger grants of founding partner interests to management and the activation of exchangeability of founding partner interests granted pre-merger	84,063	—	192	84,255	—	—	—	—
Charges related to compensation expense for restricted stock units and REUs granted pre-merger	2,706	1,471	2,700	6,877	—	—	—	—
Equity loss on investments	1,796	1,276	1,910	4,982	—	—	—	—
Dividend equivalents to RSUs			230	230
Donations by Partners, re: Charity Day			6,387	6,387
Asset impairment charges	—	—	—	—	—	4,010	—	4,010

Total pre-tax adjustments	88,565	2,747	11,419	102,731	—	4,010	—	4,010
Pre-tax distributable earnings	$50,798	$42,265	$33,560	$126,623	$23,845	$17,126	$21,077	$62,048

GAAP net income (loss) available to common stockholders	$(48,533)	$11,984	$6,853	$(29,696)	$19,041	$12,651	$10,470	42,162
Allocation of net income to founding/working partners holding units	—	7,133	3,716	10,849	—	—		—
Allocation of net income to REUs	—	252	299	551	—	—		—
Allocation of net income to Cantor’s minority interest	—	10,700	5,578	16,278	—	—		—
Pro forma adjustments for recapitalization (a)	2,042	—	—	2,042	2,317	2,268	6,334	10,919

Pro forma GAAP net income (loss) for fully diluted shares	(46,491)	30,069	16,446	24	21,358	14,919	16,804	53,081
Total pre-tax adjustments (from above)	88,565	2,747	11,419	102,731	—	4,010	—	4,010
Income tax impact of pre-tax adjustments	(2,633)	(604)	(2,522)	(5,759)	—	—	—	—

Post-tax distributable earnings	$39,441	$32,212	$25,343	$96,996	$21,358	$18,929	$16,804	$57,091

Pre-tax distributable earnings per share	$0.27	$0.22	$0.17		$0.13	$0.09	$0.11

Post-tax distributable earnings per share	$0.21	$0.17	$0.13		$0.12	$0.10	$0.09

Fully diluted weighted average shares of common stock outstanding	184,967	190,121	196,574		185,301	185,353	184,315

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

						% Change 3Q08 vs 2Q08	% Change 3Q08 vs 3Q07
	3Q07	4Q07	1Q08	2Q08	3Q08
Volume (in billions)
Fully Electronic Volume—Excluding New Products*	13,661	12,669	14,525	13,062	12,308	(5.8)%	(9.9)%
Fully Electronic Volume—New Products**	18	30	35	35	104	196.2%	478.7%

Total Fully Electronic Volume	13,679	12,699	14,560	13,097	12,412	(5.2)%	(9.3)%
Voice-Assisted Volume	10,883	9,769	12,967	13,010	13,476	3.6%	23.8%
Screen-Assisted Volume	8,438	7,503	9,016	8,956	9,030	0.8%	7.0%
Total Hybrid Volume***	19,321	17,272	21,983	21,966	22,506	2.5%	16.5%

Total Volume	33,000	29,971	36,543	35,063	34,918	(0.4)%	5.8%

Transaction Count
Fully Electronic Transactions—Excluding New Products *	2,788,289	2,935,501	4,112,110	3,860,072	4,111,983	6.5%	47.5%
Fully Electronic Transactions—New Products**	892	1,067	1,825	1,158	3,785	226.9%	324.3%

Total Fully Electronic Transactions	2,789,181	2,936,568	4,113,935	3,861,230	4,115,768	6.6%	47.6%
Voice-Assisted Transactions	216,436	202,500	232,137	206,572	184,204	(10.8)%	(14.9)%
Screen-Assisted Transactions	119,370	116,826	135,671	134,422	135,864	1.1%	13.8%
Total Hybrid Transactions***	335,806	319,326	367,808	340,994	320,068	(6.1)%	(4.7)%

Total Transactions	3,124,987	3,255,894	4,481,743	4,202,224	4,435,836	5.6%	41.9%

Trading Days	63	62	61	64	64

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Foreign Exchange Spot and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000 for the two year contract and $100,000 for all others.
**	New Products defined as Foreign Exchange Options, Interest Rate Swaps and Credit Default Swaps.
***	Defined as notional volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	190,159,708	169,104,983	194,563,399	156,735,725	158,619,857	1.2%	(16.6)%
CME—Euro $ Contracts	180,358,177	140,142,461	191,121,345	157,876,004	149,198,062	(5.5)%	(17.3)%
EUREX—Bund Contracts	91,302,644	72,162,362	84,683,863	65,580,034	62,761,936	(4.3)%	(31.3)%
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	39,414	35,044	41,815	35,689	36,300	1.7%	(7.9)%
Average Daily UST Volume	626	565	685	558	567	1.7%	(9.3)%
NYSE—Volume (shares traded)—in millions (3)	145,470	135,045	158,453	140,709	179,755	27.7%	23.6%
Transaction Value—in millions	6,015,397	5,577,200	5,781,700	5,207,000	5,698,000	9.4%	(5.3)%
NASDAQ—Volume (shares traded)—in millions (4)	136,916	139,202	149,378	134,511	141,988	5.6%	3.7%
Transaction Value—in millions	3,896,657	4,536,801	4,363,261	3,912,200	3,857,610	(1.4)%	(1.0)%

Sources:	(1) Futures Industry Association—Monthly Volume Report—(www.cme.com, www.eurexchange.com)
(2) www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(3) NYSE—www.nyse.com
(4) NASDAQ—www.nasdaqtrader.com

Trading Days
2008
Q1	Q2	Q3	Q4
61	64	64	62

2007
Q1	Q2	Q3	Q4
62	64	63	62

CONTACTS

Media:	Investors:
Florencia Panizza	Jason McGruder
212-294-7938	212-829-4988
fpanizza@bgcpartners.com	jmcgruder@bgcpartners.com

###